EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2011, with respect to the consolidated financial statements of Bioject Medical Technologies, Inc. (the “Company”) as of and for the years ended December 31, 2010 and 2009, which is included in this Registration Statement (Form S-1) of the Company and related Prospectus for the registration of 32,368,966 shares of the Company’s common stock.

Our report with respect to the Company’s consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty.

/s/    Moss Adams LLP

Portland, Oregon

October 5, 2011